UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2013

CACTUS VENTURES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52446	000-52446
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Fifth Avenue, 3rd Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 300-2131

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 28, 2013, Mr. Jack Talley resigned as Chief Executive Officer and Director of Cactus Ventures, Inc., a Nevada Corporation, (the “Company”) and Actinium Pharmaceuticals, Inc. (“Actinium”), a subsidiary of the Company.  Mr. Talley’s decision to resign from the board of directors (the “Board”) of the Company was not based upon any disagreement with the Company on any matter relating to the Company's operations, policies or practices as contemplated by Item 5.02(a) of Form 8-K.

On February 28, 2013, the Company entered into a Separation and Settlement Agreement with Mr. Talley (the “Separation Agreement”). The Separation Agreement, among other things, provides for a cash payment in two (2) equal installments the aggregate amount of two hundred fifty thousand dollars ($250,000), with the first payment of $125,000 occurring on March 8, 2013 and the second payment of $125,000 occurring on September 1, 2013.  The Company will also pay Mr. Talley (i) a discretionary performance bonus of $60,000 for the period of August 15, 2012 to December 31, 2012 and (ii) COBRA continuation coverage under the Company’s group health plan for six months.  As part of the settlement Mr. Talley agreed to resign as a director from the Company and Actinium. The Separation Agreement also includes, subject to limited exceptions, mutual releases.

The Board is currently in the process of seeking to fill the vacancy created by the departure of Mr. Talley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2013	CACTUS VENTURES, INC.

	By:	/s/ Enza Guagenti
Enza Guagenti
Chief Financial Officer